EXHIBIT 3.1.2

                                    AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                RELIANT ENERGY POWER GENERATION MERGER SUB, INC.,
                             A DELAWARE CORPORATION
                   (TO BE RENAMED ORION POWER HOLDINGS, INC.)

     Reliant Energy Power Generation Merger Sub, Inc. ("Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), acting by its duly authorized officer does hereby certify that:

     1. The name of the Company is Reliant Energy Power Generation Merger Sub, Inc.

     2. The Board of Directors of the Company duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation as described herein, and the Company's sole stockholder has duly adopted such amendment, all in accordance with the provisions of Sections 141, 228 and 242 of the DGCL.

     3. The amendment to Certificate of Incorporation effected by this amendment changes the name of the Company to Orion Power Holdings, Inc.

     4. The Certificate of Incorporation is hereby amended by deleting Article First thereof and replacing it in its entirety with the following Article First:

     FIRST: The name of the Corporation is Orion Power Holdings, Inc. (hereinafter the "Company").

     IN WITNESS WHEREOF, the Company has caused this certificate to be executed this 19TH day of February, 2002.

                                        RELIANT ENERGY POWER GENERATION MERGER
                                        SUB, INC.


                                        By: /S/ CURTIS A. MORGAN
                                            -----------------------------------
                                            Name: Curtis A. Morgan
                                            Title:   President